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                                                                    Exhibit 99.1

FOR RELEASE: May 7, 2003

                                                          Contact: Cheryl Hansen
                                                    Director, Investor Relations
                                                                    610-645-1084
                                                       hansenc@suburbanwater.com
                                                       -------------------------

                                                                Barbara Cummings
                                                 Director, Shareholder Relations
                                                                    610-645-1196
                                                     cummingsb@suburbanwater.com
                                                     ---------------------------

                                                                    Donna Alston
                                                         Manager, Communications
                                                                    610-645-1095
                                                       alstond@suburbanwater.com
                                                       -------------------------


        PHILADELPHIA SUBURBAN CORPORATION ANNOUNCES SIGNIFICANTLY HIGHER
                    FIRST QUARTER OPERATING RESULTS FOR 2003

BRYN MAWR, PA, May 7, 2003 - Philadelphia Suburban Corporation (NYSE:PSC) today announced significantly higher net income of $13.3 million or $0.19 per diluted share for the quarter ended March 31, 2003, compared to $11.9 million or $0.17 per diluted share for the same period in 2002. Operating revenues for the quarter increased 12.3 percent to $80.5 million, versus $71.7 million for the same period in 2002, due to rate relief and customer growth in various states in which the company operates.

PSC maintained an efficiency ratio (operations and maintenance expenses to revenue) of 36.6 percent, for the twelve-month period ending on March 31, 2003, despite higher expenses as a result of a harsh winter (increased main break maintenance) and higher insurance and pension costs. This is consistent with the company's 2002 ratio of 36.6 percent.

The company continued its efforts to reduce its borrowing costs by taking advantage of historically low interest rates, and was able to secure favorable effective interest rates during late 2002. This allowed the company to increase average borrowings by 13.8 percent in the first quarter of 2003, while only incurring an 8.5 percent increase in interest expense in comparison to the same period in 2002. Over the past three years, the company's embedded cost of debt has decreased 84 basis points from 7.40 percent to 6.56 percent.

PSC's Chairman and President Nicholas DeBenedictis said, "Despite the challenging winter, we are pleased with our first quarter performance, including our revenue growth and the progress we have made with the planned AquaSource acquisition, which we expect to close mid-year. This acquisition will provide PSC with a broader platform for future growth, combined with greater geographic diversity to mitigate weather-related risks."



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PSC has received regulatory approval to move forward with the planned acquisition of the water and wastewater operations of AquaSource in nine out of 10 states where approval is required. Necessary approvals were received in Texas, Florida, South Carolina, North Carolina, Virginia, New York, Kentucky, Missouri, and Connecticut. Regulatory approval is still pending in New Jersey.

Thanks to substantial precipitation in late 2002 and early 2003, the company also announced that it is currently well positioned to enter the heavy-demand spring and summer months in its largest operating division, with reservoirs filled to capacity in Southeastern Pennsylvania. At this time in 2002, drought conditions existed in Pennsylvania where the majority of PSC's customers are located.

PSC is the largest U.S.-based investor-owned water utility serving approximately two million residents in Pennsylvania, Ohio, Illinois, New Jersey, Maine, and North Carolina. PSC is a publicly traded company listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol "PSC." The company has been committed to the preservation and improvement of the environment throughout its history, which spans more than 100 years.

The company's quarterly conference call with analysts will be at 11:00 a.m. Eastern Daylight Time today. Interested parties may listen to the conference call over the Internet by logging onto www.suburbanwater.com. The call will be recorded and replayed beginning 1:00 p.m., Wednesday, May 7, 2003, and will run until 12:00 p.m., Tuesday, May 20, 2003. The dial-in telephone number for the audio replay is (973) 341-3080 (pin number 3883019). A replay of the call will also be available in the Investor Relations section of www.suburbanwater.com.

The following table shows selected operating data for the quarters ended March 31, 2003 and 2002 (in thousands, except per share data) for Philadelphia Suburban Corporation.

                                                       Quarter Ended
                                                          March 31
                                               -------------------------------
                                                    2003             2002
                                                    ----             ----


Operating revenues                               $ 80,489          $ 71,669
                                               -------------------------------

Net income available to common stock             $ 13,324          $ 11,875
                                               ===============================

Net income per common share:
   Basic                                         $   0.20          $   0.17
   Diluted                                       $   0.19          $   0.17

Average common shares outstanding:
   Basic                                           67,977            68,451
   Diluted                                         68,586            69,300


This release contains certain forward-looking statements involving risks and uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic business conditions; weather conditions; the success of certain cost containment



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initiatives; changes in regulations or regulatory treatment; availability and cost of capital; the success of growth initiatives; and the completion of the AquaSource transaction.


                Philadelphia Suburban Corporation and Subsidiaries

            Consolidated Statements of Income and Comprehensive Income

                     (In thousands, except per share amounts)

                                    (Unaudited)

                                                             Quarter Ended
                                                                March 31
                                                        ------------------------
                                                           2003         2002
                                                           ----         ----

Operating revenues                                       $ 80,489     $ 71,669

Cost & expenses:
    Operations and maintenance                             30,664       27,285
    Depreciation                                           11,347        9,893
    Amortization                                              712          540
    Taxes other than income taxes                           5,320        5,314
                                                        ------------------------
Total                                                      48,043       43,032
                                                        ------------------------

Operating income                                           32,446       28,637

Other expense (income):
    Interest expense, net                                  10,612        9,780
    Allowance for funds used during construction             (376)        (386)
    Gain on sale of other assets                              (55)        (349)
                                                        ------------------------
Income before income taxes                                 22,265       19,592
Provision for income taxes                                  8,938        7,702
                                                        ------------------------
Net income                                                 13,327       11,890
Dividends on preferred stock                                    3           15
                                                        ------------------------
Net income available to common stock                     $ 13,324     $ 11,875
                                                        ========================

Net income                                               $ 13,327     $ 11,890
Other comprehensive income (loss), net of tax:
    Unrealized gain on securities                              47          128
    Reclassification adjustment for gains
        reported in net income                                  -         (227)
                                                        ------------------------
Comprehensive income                                     $ 13,374     $ 11,791
                                                        ========================

Net income per common share:
   Basic                                                $    0.20     $   0.17
   Diluted                                              $    0.19     $   0.17

Average common shares outstanding:
   Basic                                                   67,977       68,451
                                                        ========================
   Diluted                                                 68,586       69,300
                                                        ========================




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                         Philadelphia Suburban Corporation and Subsidiaries

                               Condensed Consolidated Balance Sheets

                                     (In thousands of dollars)

                                            (Unaudited)

                                                           March 31,   December 31,
                                                             2003          2002
                                                             ----          ----

Net property, plant and equipment                        $ 1,504,329   $ 1,490,841
Current assets                                                72,822        70,908
Regulatory assets and other assets                           154,543       155,320
                                                        ---------------------------
                                                         $ 1,731,694   $ 1,717,069
                                                        ===========================


Stockholders' equity                                     $   499,723   $   493,097
Long-term debt, excluding current portion                    580,841       582,910
Current portion of long-term debt and loans payable          161,119       149,378
Other current liabilities                                     66,801        77,153
Deferred credits and other liabilities                       423,210       414,531
                                                        ---------------------------
                                                         $ 1,731,694   $ 1,717,069
                                                        ===========================